Filed pursuant to Rule 424(b)(5)
Registration No. 333-156101-03

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Registration
Securities Offered	Offering Price	Fee(1)
6.75% Notes due 2021 of Qwest Corporation	$950,000,000	$110,295

(1)	Calculated in accordance with Rule 457(o) and Rule 457(r).

Prospectus Supplement
(To Prospectus dated December 12, 2008)

$950,000,000

Qwest Corporation

6.75% Notes due 2021

Qwest Corporation is offering $950,000,000 of 6.75% Notes due 2021 pursuant to this prospectus supplement. The Notes will bear interest at the rate of 6.75% per year from the date of issuance to December 1, 2021, when they will mature. We will pay interest on the Notes semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2012.

We may redeem the Notes, in whole or in part, at the redemption prices described in this prospectus supplement under the caption “Description of the Notes — Optional Redemption.”

The Notes will be our senior unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. We do not plan to list the Notes on any national securities exchange.

Investing in our Notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement to read about certain risks you should consider before investing in the Notes.

	Price to	Underwriting	Net Proceeds to
	Public(1)	Discount	Qwest Corporation(2)

Per Note	98.181%	0.650%	97.531%
Total	$932,719,500	$6,175,000	$926,544,500

(1) Plus accrued interest, if any, from October 4, 2011, if settlement occurs after that date.

(2) Excluding our expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, against payment in New York, New York on or about October 4, 2011.

Joint Book-Running Managers

Citigroup	J.P. Morgan

Deutsche Bank Securities	Mitsubishi UFJ Securities	SunTrust Robinson Humphrey

Co-Managers

BNY Mellon Capital Markets, LLC	Fifth Third Securities, Inc.

Mizuho Securities	US Bancorp

The date of this prospectus supplement is September 27, 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we and certain of our affiliates filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides you with general information about us and offerings we may conduct. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing our Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us, and any document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise provided in this prospectus supplement or the context requires otherwise, in this prospectus supplement:

•	“QC” refers to Qwest Corporation on a stand-alone basis;

•	“Qwest,” “we,” “us,” the “Company” and “our” refer to Qwest Corporation and its consolidated subsidiaries;

•	“QSC” refers to our direct parent company, Qwest Services Corporation, and its consolidated subsidiaries;

•	“QCII” refers to QSC’s direct parent company and our indirect parent company, Qwest Communications International Inc., and its consolidated subsidiaries;

•	“CenturyLink” refers to QCII’s direct parent company and our ultimate parent company, CenturyLink, Inc., and its consolidated subsidiaries;

•	“Embarq” refers to Embarq Corporation and its subsidiaries, which CenturyLink acquired on July 1, 2009;

•	“Savvis” refers to SAVVIS, Inc. and its subsidiaries, which CenturyLink acquired on July 15, 2011; and

•	“Notes” refer to the notes being offered pursuant to this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus or may be incorporated in this prospectus supplement or the accompanying prospectus by reference to other documents and may include statements for periods following the completion of this offering. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding our financial plans, business plans, indebtedness, acquisitions, integration initiatives, and general economic and business conditions. Words such as “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and similar expressions are intended to identify forward-looking statements.

Our forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of the proposed rules of the Federal Communication Commission (the “FCC”) regarding intercarrier compensation and universal service funds and the FCC’s related Notice of Proposed Rulemaking released on February 8, 2011); CenturyLink’s ability to effectively adjust to changes in the communications industry and changes in the composition and management of our operations caused by CenturyLink’s recent acquisitions of Savvis, QCII and Embarq; CenturyLink’s ability to successfully integrate the operations of Savvis, QCII (including us) and Embarq into its operations, including the possibility that the anticipated benefits from these acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; CenturyLink’s and QCII’s ability to use net operating loss carryovers in projected amounts; the effects of changes in CenturyLink’s allocation of the QCII purchase price after the date hereof or the effects of allocating the Savvis purchase price in future quarters; CenturyLink’s ability to effectively manage its and our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; any adverse developments in legal proceedings involving CenturyLink or its subsidiaries; unanticipated increases or other changes in the future cash requirements of CenturyLink or us, whether caused by unanticipated increases in capital expenditures, pension contributions or otherwise; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this prospectus supplement and the accompanying prospectus or other of our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties are described in greater detail in Item 1A of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, as they may be updated and supplemented by our subsequent SEC reports. For more information about these risks, see “Risk Factors” in this prospectus supplement.

You should be aware that new factors impacting our actual results may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of the document in which they appear. Except for meeting our ongoing obligations under the federal securities laws, we undertake no obligation to update or revise our forward-looking statements for any reason.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. You may read and copy that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, including the exhibits and schedules thereto, as well as reports and other information about us.

We are “incorporating by reference” into this prospectus supplement specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and accompanying prospectus. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination or completion of the offering of all of the securities covered by this prospectus supplement. This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC, which may contain additional information that you might find important.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC by us; provided, however, we are not incorporating by reference, in each case, any such documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act:

Qwest Corporation Filings	Applicable Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2010
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2011 and June 30, 2011
Current Reports on Form 8-K	Filed June 8, 2011 and September 21, 2011

We will provide to each person to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You can request copies of such documents if you call or write us at the following address or telephone number: Qwest Corporation, 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Investor Relations, or by telephoning us at (318) 388-9000.

Each of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. These summary descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Information contained in this prospectus supplement, the accompanying prospectus or in any particular document incorporated herein or therein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated by reference herein and therein and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all of the information you should consider before investing in the Notes and is qualified in its entirety by reference to the more detailed information and consolidated historical financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the materials filed with the SEC that are considered to be part of this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should read this prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and the documents incorporated by reference herein and therein (which, among other things, describe recent changes in our business, accounting and operating data counting methodologies, and include information on our ratios of earnings to fixed charges).

Qwest Corporation

Business

We are an integrated communications company primarily engaged in providing an array of communications services to customers in 14 states principally in the western United States, including local voice, wholesale network access, broadband, data and video services. In certain markets, we also provide fiber transport and other services to competitive local exchange carriers, and other communications, professional and business information services. As of June 30, 2011, we operated approximately 8.8 million access lines, and served approximately 3.0 million broadband subscribers.

We were incorporated in 1911 under the laws of the state of Colorado. As a result of CenturyLink’s acquisition of QCII on April 1, 2011, we are an indirect wholly owned subsidiary of CenturyLink. Our principal executive office is located at 100 CenturyLink Drive, Monroe, Louisiana 71203 and our telephone number is (318) 388-9000. Our website is located at www.centurylink.com. The information set forth on our website is not incorporated by reference into this prospectus supplement.

Corporate Structure of Our Parent Company

The following chart illustrates the corporate structure and debt capitalization of CenturyLink and certain of its principal consolidated subsidiaries as of June 30, 2011. This chart (i) is provided for illustrative purposes only and has not been prepared in accordance with U.S. generally accepted accounting principles, (ii) reflects the face value of total current and long-term indebtedness for borrowed money, (iii) does not represent all legal entities of CenturyLink and its consolidated subsidiaries or all obligations of such entities and (iv) does not reflect certain guarantees among QCII, QSC and Qwest Capital Funding Inc.

(See chart on next page)

Total CenturyLink Consolidated Debt: $20.565 billion1
(as of June 30, 2011)

(1)	Excludes unamortized premiums, net of discounts, obligations under capital leases, and fair value hedge adjustments.

(2)	CenturyLink also maintains a $1.7 billion revolving credit facility (a portion of which can be used for letters of credit) and a $160 million uncommitted revolving letter of credit facility. On June 30, 2011, CenturyLink had no borrowings outstanding under its revolving credit facility and had an aggregate of $131 million of letters of credit outstanding under its two facilities.

(3)	As described in “Use of Proceeds,” we expect to use the net proceeds from this offering, together with the $557 million of net proceeds that we received on September 21, 2011 in connection with the sale of our 7.50% Notes due 2051 (the “Retail Notes”), to redeem the $1.5 billion aggregate principal amount of our outstanding 8.875% Notes due 2012 (the “8.875% Notes”) prior to maturity. For more information on our capitalization, see “Capitalization.”

The Offering

Issuer	Qwest Corporation, a Colorado corporation.

Notes	$950,000,000 of 6.75% Notes due 2021.

Maturity Date	The Notes will mature on December 1, 2021.

Interest Rate	The Notes will bear interest from October 4, 2011 at a rate of 6.75% per year, payable semi-annually in arrears.

Interest Payment Dates	June 1 and December 1 of each year, beginning June 1, 2012.

Optional Redemption	We may redeem the Notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the redemption date at the then current Treasury Rate applicable to the Notes plus 50 basis points, together with any accrued and unpaid interest to the redemption date. See “Description of the Notes — Optional Redemption.”

No Security	None of our obligations under the Notes will be secured by collateral or guaranteed by any of our affiliates or other persons.

Certain Covenants	The indenture governing the Notes contains certain restrictions on our ability to create liens and to merge, consolidate or sell all or substantially all of our assets, subject to a number of important qualifications and limitations. See “Description of the Notes — Certain Covenants.”

Ranking	The Notes will be our senior unsecured obligations. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. See “Description of the Notes — Ranking.”

Use of Proceeds	We expect to use the net proceeds from the offering of the Notes, together with the $557 million of net proceeds that we received on September 21, 2011 in connection with the sale of the Retail Notes, to redeem the $1.5 billion aggregate principal amount of our outstanding 8.875% Notes prior to maturity. See “Use of Proceeds.”

No Listing	The Notes are not and are not expected to be listed on any national securities exchange.

Governing Law	New York.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Risk Factors	Investing in the Notes involves risks. Before deciding whether to invest in the Notes, you should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-7, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Before purchasing the Notes, you should carefully consider the risks described below and the risks disclosed in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to the Notes

We and our affiliates have a significant amount of indebtedness, which could adversely affect our financial performance and impact our ability to make payments on the Notes.

The degree to which we, together with CenturyLink and its other subsidiaries, are leveraged could have important consequences to the holders of the Notes. See “Capitalization.” For example, it:

•	may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by nationally recognized credit rating organizations (“credit ratings”) are revised downward;

•	will require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal on our debt, reducing the funds available to us for other purposes including acquisitions, capital expenditures, marketing spending and expansion of our business;

•	may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors; and

•	may put us at a competitive disadvantage to some of our competitors that are not as leveraged.

As of June 30, 2011, we owed approximately $7.8 billion under unsecured and unsubordinated debt that would have ranked equally with the Notes.

Our financial performance and other factors could adversely impact our ability to make payments on the Notes.

Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness (including the Notes) will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and other factors beyond our control. Approximately $2.25 billion aggregate principal amount of our debt obligations (including the 8.875% Notes, which we intend to redeem with the combined net proceeds from this offering and the offering of the Retail Notes) come due over the next three years. While we currently believe we will have the financial resources to meet our obligations when they become due, we cannot fully anticipate our future performance or financial condition, or the future condition of the credit markets or the economy generally.

Other than certain covenants limiting liens and certain corporate transactions, the Notes will not contain restrictive covenants, and there is no protection in the event of a change of control or a highly leveraged transaction.

The indenture governing the Notes does not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you. The indenture does not contain provisions that permit the holders of the Notes to require us to repurchase the Notes in the event of a change of control of QC, recapitalization or similar transaction. In addition, the indenture does not contain covenants limiting any of the following:

•	the payment of dividends and certain other payments by us and our subsidiaries;

•	the incurrence of additional indebtedness by us or our subsidiaries;

•	the issuance of stock of our subsidiaries;

•	our ability and our subsidiaries’ ability to enter into sale/leaseback transactions;

•	our creation of restrictions on the ability of our subsidiaries to make payments to us;

•	our ability to engage in asset sales; and

•	our ability or our subsidiaries’ ability to enter into certain transactions with affiliates.

As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or the credit ratings of our debt securities, or otherwise adversely affect the holders of the Notes.

CenturyLink has cash management arrangements with certain of its subsidiaries, including us, which result in substantial portions of our cash being transferred regularly to CenturyLink. Although we receive matching receivables from CenturyLink in exchange for these transfers, these arrangements expose us to the risk of nonpayment of such receivables by CenturyLink.

An active trading market may not develop for the Notes.

We cannot provide assurances that an active, liquid or sustainable trading market for the Notes will develop, nor that you will be able to sell your Notes at attractive prices or at all. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our performance and other factors. We do not intend to apply for listing of the Notes on any securities exchange or any automated quotation system.

Ratings of the Notes may not reflect all risks of an investment in the Notes, and changes in these ratings could adversely affect the market price of the Notes.

We expect that the Notes will be rated by at least one nationally recognized credit rating organization. A debt rating is not a recommendation to purchase, sell or hold the Notes. These ratings are not intended to correspond to market price or suitability for a particular investor. Additionally, ratings may be lowered or withdrawn in their entirety at any time. Any actual or anticipated downgrade or withdrawal of a rating by a rating agency governing the Notes could have an adverse effect on the trading prices or liquidity of the Notes.

Risk Factors Relating to Our Business, Our Regulatory Environment and Our Liquidity

We face competitive, technological, regulatory, financial and other risks (including risks posed by the high debt levels of our affiliates), many of which are described in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which is incorporated by reference herein.

USE OF PROCEEDS

The net proceeds from the sale of the Notes are expected to be approximately $926 million, after deducting the underwriting discount and our estimated expenses. We expect to use the net proceeds from this offering, together with the $557 million of net proceeds that we received on September 21, 2011 in connection with the sale of the Retail Notes, to redeem the $1.5 billion aggregate principal amount of our outstanding 8.875% Notes prior to their stated maturity date of March 15, 2012, and to pay all related fees and expenses. Pending completion of this redemption of the 8.875% Notes, we intend to invest the net proceeds from this offering in short-term investment grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2011 on a historical basis. You should read the following table in conjunction with “Use of Proceeds” herein and our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of June 30,
2011
(Unaudited)
(Dollars in millions)

Cash and cash equivalents(1)	$12

Long-term debt:
Unsecured notes and debentures(2)	$7,804
Unamortized premiums, net of discounts	458
Capital leases and other	178

Total long-term debt	8,440
Total stockholder’s equity	10,110

Total capitalization	$18,550

(1)	Shortly after CenturyLink’s April 1, 2011 acquisition of QCII, we entered into a cash management arrangement with CenturyLink, under which a substantial portion of our cash is transferred regularly to CenturyLink in exchange for matching receivables. For more information, see “Risk Factors — Risk Factors Relating to the Notes.”

(2)	We expect to use the net proceeds from this offering, together with the $557 million of net proceeds that we received on September 21, 2011 in connection with the sale of the Retail Notes, to redeem the $1.5 billion aggregate principal amount of our outstanding 8.875% Notes prior to maturity. As a result, we do not believe that the combined effect of this offering and the offering of the Retail Notes will have a material effect on our capitalization. See “Use of Proceeds.”

MANAGEMENT

Below you can find information about our current directors and executive officers:

Name	Age	Position

Glen F. Post, III	58	Chief Executive Officer and President
Karen A. Puckett	51	Executive Vice President and Chief Operating Officer
R. Stewart Ewing, Jr.	60	Executive Vice President, Chief Financial Officer and a Director
Stacey W. Goff	45	Executive Vice President, General Counsel and a Director
Dennis G. Huber	51	Executive Vice President — Network Services
William E. Cheek	56	President — Wholesale Operations
Christopher K. Ancell	49	President — Business Markets Group
David D. Cole	54	Senior Vice President — Controller and Operations Support

Glen F. Post, III, has served as our Chief Executive Officer and President since April 1, 2011. Mr. Post has served as Chief Executive Officer of CenturyLink since 1992, and President of CenturyLink since July 1, 2009 (and from 1990 to 2002). Mr. Post also served as Chairman of the Board of CenturyLink from June 2002 until June 2009, Vice Chairman of the Board of CenturyLink between 1993 and 2002 and held various other positions at CenturyLink between 1976 and 1993, most notably Treasurer, Chief Financial Officer and Chief Operating Officer. Mr. Post received both his Bachelor’s Degree and Master’s Degree in Business Administration from Louisiana Tech University.

Karen A. Puckett has served as our Executive Vice President and Chief Operating Officer since April 1, 2011. Ms. Puckett has served as CenturyLink’s Executive Vice President and Chief Operating Officer since July 2009, and President and Chief Operating Officer of CenturyLink from September 2002 until July 2009. Ms. Puckett holds her Bachelor’s Degree from Indiana State University and a Master’s Degree in Business Administration from Bellarmine College.

R. Stewart Ewing, Jr. has served as our Executive Vice President and Chief Financial Officer and a member of our Board of Directors since April 1, 2011. Mr. Ewing has served as CenturyLink’s Executive Vice President and Chief Financial Officer since 1999. Mr. Ewing received his Bachelor’s Degree from Northwestern State University.

Stacey W. Goff has served as our Executive Vice President and General Counsel and a member of our Board of Directors since April 1, 2011. Mr. Goff has served as CenturyLink’s Executive Vice President, General Counsel and Secretary since July 1, 2009, and Senior Vice President, General Counsel and Secretary of CenturyLink prior to then. Mr. Goff holds his Bachelor’s Degree from Mississippi State University and his Juris Doctorate from the University of Mississippi.

Dennis G. Huber has served as our Executive Vice President — Network Services since April 1, 2011. Mr. Huber has served as CenturyLink’s Executive Vice President — Network Services since July 1, 2009 (excluding the four-month period between May 2010 and September 2010) and held various executive positions at Embarq and its predecessor companies from January 2003 through July 1, 2009. Mr. Huber received both his Bachelor’s Degree and Master’s Degree from Rockhurst University.

William E. Cheek has served as our President — Wholesale Operations since April 1, 2011. Mr. Cheek has served as CenturyLink’s President — Wholesale Operations since July 1, 2009. Previously, Mr. Cheek served President — Wholesale Markets for Embarq from May 2006 until July 2009. Mr. Cheek received his Bachelor’s Degree from Hendrix College.

Christopher K. Ancell has served as President — Business Markets Group of CenturyLink and QC since April 1, 2011. Previously, Mr. Ancell served as QCII’s and our Executive Vice President — Business Markets Group from August 2009 to April 2011 and QCII’s Vice President of Sales, Western Region, for the Business Markets Group from 2004 to August 2009. Mr. Ancell holds a Bachelor’s Degree in economics from the University of Denver.

David D. Cole has served as our Senior Vice President — Controller and Operations Support since April 1, 2011; Mr. Cole has served as CenturyLink’s Senior Vice President — Operations Support since 1999, and as Controller of CenturyLink since April 1, 2011. Mr. Cole holds both his Bachelor’s Degree and Master’s Degree in Business Administration from University of Louisiana at Monroe, Louisiana.

DESCRIPTION OF THE NOTES

The following description of the Notes is only a summary and is not intended to be comprehensive. We have filed the Indenture referred to below as an exhibit to the registration statement referred to under the caption “Where You Can Find More Information,” and you may obtain a copy of it by following the directions described therein. Our description of the Notes below is qualified by reference to such Indenture, which we urge you to read. As used in this section, “QC,” “we,” “us” and “our” mean Qwest Corporation, a Colorado corporation, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in such Indenture, and those definitions are incorporated herein by reference.

General

The Notes will be issued as a separate series of senior debt securities under an indenture, dated as of October 15, 1999, between Qwest Corporation (formerly known as U.S. WEST Communications, Inc.), as issuer, and Bank of New York Trust Company, National Association (as successor in interest to Bank One Trust Company), as previously amended or supplemented from time to time, and as will be supplemented by the ninth supplemental indenture thereto establishing the terms of the Notes between Qwest Corporation, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”) (as amended and supplemented, the “Indenture”).

The Notes will be issued in the initial aggregate principal amount of $950,000,000. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will mature on December 1, 2021, unless redeemed or repurchased prior to maturity, as described below. Interest on the Notes will accrue from the date of original issuance at the rate of 6.75% per year. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay interest on the Notes semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2012, to the registered holders of the Notes as of the record date, which shall be, as long as the Notes remain in book-entry form, the close of business on the business day preceding each interest payment date.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on the amount so payable for the period from and after the interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day.

We do not intend to apply for the listing or quotation of the Notes on any securities exchange or market.

None of QC’s affiliates or any other person has guaranteed the payment of principal, premium, if any, or interest on the Notes or has any other obligation in connection with the Notes.

We or our affiliates may from time to time repurchase any of our outstanding Notes offered hereunder by tender, in the open market or by private agreement.

Further Issuances

We may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same stated maturity date and other terms (except the issue price and issue date) as the Notes offered by this prospectus supplement. Any such additional notes, together with the Notes offered hereby, will constitute a single series of debt securities under the Indenture.

Ranking

The Notes will be our senior unsecured obligations. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The Indenture does not limit the aggregate principal amount of senior debt securities that we may issue thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. As of June 30, 2011, we owed approximately $7.8 billion under unsecured and unsubordinated debt that would have ranked equally with the Notes, most of which was issued under the Indenture.

Optional Redemption

The Notes are redeemable, at any time in whole or from time to time in part, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate applicable to the Notes plus 50 basis points.

We will pay any accrued and unpaid interest on the principal amount of the Notes being redeemed to the redemption date.

For purposes of the foregoing discussion of our optional redemption rights, the following definitions are applicable:

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, their respective successors, or any other firm that is a primary U.S. Government securities dealer in New York City (each, a “Primary Treasury Dealer”) that we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

Notice of an optional redemption will be mailed at least 15 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of optional redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. If we have given notice of redemption as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption will have been made available on the redemption date referred to in such notice, those Notes (or any portion thereof) will cease to bear interest on that redemption date and the only right of the holders of those Notes will be to receive payment of the redemption price.

If we choose to redeem less than all of the Notes, the Trustee will select, in a manner it deems fair and appropriate, the Notes to be redeemed in part not more than 60 days prior to the redemption date.

Payment

Payment of principal of and interest on any Notes represented by one or more permanent global notes in definitive, fully registered form without interest coupons will be made to Cede & Co., the nominee for The Depository Trust Company (the “Depositary”) as the registered owner of the global notes, by wire transfer of immediately available funds. Initially, the Trustee will act as paying agent for the Notes. Payments of principal and interest on the Notes will be made by us through the paying agent to the Depositary. See “— Book-Entry Only Securities” below.

Holders of certificated Notes, if any, must surrender such certificated Notes to the paying agent to collect principal and interest payments at maturity. Principal and interest on certificated Notes will be payable at the office of the paying agent maintained for such purpose or, at the option of QC, payment of principal and interest may be made by check mailed to a holder’s registered address. Notwithstanding the foregoing, a holder of Notes with an aggregate principal amount of $5 million or more may request in writing, at least three business days prior to the relevant payment date, that interest be wired to an account specified by such holder.

The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of transfer or exchange of Notes, but QC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Notes may be presented for registration of transfer or exchange at the office of the registrar for the Notes or at any other office or agency maintained by QC or the registrar for such purpose. Initially, the Trustee will act as registrar for the Notes.

Certain Covenants

Other than as described below under “— Limitation on Liens” and “— Consolidation, Merger and Sale of Assets”, the Indenture does not contain any provisions that would limit the ability of QC to incur indebtedness or that would afford holders of Notes protection in the event of a sudden and significant decline in the credit quality of QC or a takeover, change of control, recapitalization or highly leveraged or similar transaction involving QC. Accordingly, QC could in the future enter into transactions that could increase the amount of its indebtedness or otherwise adversely affect QC’s capital structure or credit rating. See “Risk Factors — Risk Factors Relating to the Notes.”

Limitation on Liens

The Indenture contains a covenant that if QC mortgages, pledges or otherwise subjects to any Lien (other than Permitted Liens) all or some of its property or assets, QC will secure the Notes, any other outstanding debt securities under the Indenture and any of its other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to such covenant contained in the Indenture, equally and proportionally with the indebtedness or obligations secured by such Lien, for as long as any such indebtedness or obligation is so secured. “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“Permitted Liens” means any of the following:

•	Liens existing on the date of the initial issuance of the Notes;

•	Liens on any asset existing at the time such asset is acquired, if not created in contemplation of such acquisition;

•	Liens on any asset (a) created within 180 days after such asset is acquired, or (b) securing the cost of acquisition, construction or improvement of such asset; provided, in either case, that such Lien extends to no property or asset other than the asset so acquired, constructed or improved and property incidental thereto;

•	(a) Liens incidental to the conduct of QC’s business or the ownership of its properties or otherwise incurred in the ordinary course of business which (i) do not secure Debt, and (ii) do not in the aggregate materially detract from the value of its assets taken as a whole or materially impair the use thereof in the operation of its business, and (b) Liens not described in clause (a) on cash, cash equivalents or securities that secure any obligation with respect to letters of credit or surety bonds or similar arrangements, which obligation in each case does not exceed $100 million;

•	any Lien to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify QC to conduct all or some part of its business or in order to entitle QC to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it;

•	any Liens for taxes, assessments, governmental charges, levies or claims and similar charges either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made;

•	Liens securing the performance of bids, tenders, leases, contracts, sureties, stays, appeals, indemnities, performance or similar bonds or public or statutory obligations of like nature, incurred in the ordinary course of business;

•	materialmen’s, mechanics, repairmen’s, employees, operators’ or other similar Liens or charges arising in the ordinary course of business incidental to the acquisition, construction, maintenance or operation of any asset of QC which have not at the time been filed pursuant to law and any such Liens and charges incidental to the acquisition, construction, maintenance or operation of any asset of QC, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings;

•	zoning restrictions, servitudes, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances, which will not individually or in the aggregate interfere materially and adversely with the business of QC and its subsidiaries taken as a whole;

•	Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which levy and execution have been stayed and continue to be stayed or for which QC is maintaining adequate reserves or other provision in conformity with generally accepted accounting principles;

•	any interest or title of vendor or lessor in the property subject to any lease, conditional sale agreement or other title retention agreement;

•	Liens in connection with the securitization or factoring of QC’s or any of its subsidiaries’ receivables in a transaction intended to be a “true sale”; and

•	any Lien securing a refinancing, replacement, extension, renewal or refunding of any Debt secured by a Lien permitted by any of the foregoing clauses of this definition of “Permitted Liens” to the extent secured in all material respects by the same asset or assets.

Notwithstanding the foregoing, “Permitted Liens” shall not include any Lien to secure Debt that is required to be granted on an equal and ratable basis under the “negative pledge”, or equivalent, provisions of a Debt instrument (including outstanding debt securities) as a result of the creation of a Lien that itself would constitute a “Permitted Lien.”

“Debt” of any person means, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person as lessee which are capitalized in accordance with generally accepted accounting principles, (iv) all Debt secured by a Lien on any asset of such person, whether or not such Debt is otherwise an obligation of such person, and (v) all Debt of others guaranteed by such person.

The Indenture does not prevent any other entity from mortgaging, pledging or subjecting to any lien any of its property or assets, whether or not acquired from QC.

Consolidation, Merger and Sale of Assets

Under the Indenture, QC may not consolidate or merge with or transfer or lease its property and assets substantially as an entirety to another entity; provided that QC may consolidate or merge with or transfer or lease its property and assets substantially as an entirety to another entity if:

•	the successor entity is a corporation and assumes by supplemental indenture all of QC’s obligations under the Notes, the Indenture and any other debt securities outstanding under the Indenture; and

•	after giving effect to the transaction, no default or Event of Default has occurred and is continuing.

Events of Default

Any one of the following is an “Event of Default” with respect to the Notes:

•	if QC defaults in the payment of interest on the Notes, and such default continues for 90 days;

•	if QC defaults in the payment of the principal of the Notes when the same becomes due and payable upon maturity, upon redemption or otherwise;

•	if QC fails to comply with any of its other agreements with respect to the Notes or in the Indenture, which failure continues for 90 days after QC receives notice from the Trustee or the holders of at least 25% of the aggregate principal amount of the Notes then outstanding; and

•	if certain events of bankruptcy or insolvency occur with respect to QC.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes to be due and payable immediately. The holders of a majority in principal amount of the Notes may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely as a result of such acceleration.

Holders of Notes may not enforce the Indenture or the Notes, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, the holders of more than 50% in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. The Trustee may withhold from holders of Notes notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

Amendment and Waiver

With the written consent of the holders of a majority in principal amount of the debt securities of each series issued under the Indenture then outstanding (with each series (including the Notes) voting as a class), QC and the Trustee may amend or supplement the Indenture or modify the rights of the holders of the Notes; provided that any such amendment that affects the terms of the Notes as distinct from the other series of debt securities issued under the Indenture will require only the consent of at least a majority in aggregate principal amount of the Notes then outstanding. Such majority holders may also waive compliance by QC of any provision of the Indenture, any supplemental indenture or the Notes, except a default in the payment of principal or interest. However, without the consent of the holder of each Note affected, an amendment or waiver may not:

•	reduce the amount of Notes whose holders must consent to an amendment or waiver;

•	change the rate or the time for payment of interest;

•	change the principal or the fixed maturity;

•	waive a default in the payment of principal or interest;

•	make the Notes payable in a different currency; or

•	make any change in the provisions of the Indenture concerning (a) waiver of existing defaults, (b) rights of holders of Notes to receive payment or (c) amendments and waivers without the consent of the holder of each Note affected.

QC and the Trustee may amend or supplement the Indenture without the consent of any holder of any of the Notes to:

•	cure any ambiguity, defect or inconsistency in the Indenture or the Notes;

•	provide for the assumption of all of our obligations under the Notes and the Indenture by any corporation in connection with a merger, consolidation or transfer or lease of our property and assets substantially as an entirety;

•	provide for uncertificated Notes in addition to or instead of certificated Notes;

•	add to the covenants made by us for the benefit of the holders of any series of debt securities, including the Notes (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are included solely for the benefit of such series) or to surrender any right or power conferred upon us;

•	add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of the Notes, as set forth in the Indenture;

•	secure any Notes as provided under the heading “— Certain Covenants — Limitation on Liens”;

•	provide for the issuance of and establish the form and terms and conditions of a series of debt securities or to establish the form of any certifications required to be furnished pursuant to the terms of the

Indenture or any series of debt securities or to add to the rights of the holders of any series of debt securities; or

•	make any change that does not adversely affect the rights of any holder of the Notes in any material respect.

Defeasance

QC may terminate all of its obligations under the Notes and the Indenture or any installment of principal or interest on the Notes if QC irrevocably deposits in trust with the Trustee money or U.S. government obligations sufficient to pay, when due, principal and interest on the Notes to maturity or redemption or such installment of principal or interest, as the case may be, and if all other conditions set forth in the Indenture are met.

Governing Law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee and the Paying Agent

QC and certain of its affiliates maintain banking and other business relationships in the ordinary course of business with U.S. Bank National Association. In addition, U.S. Bank National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain other debt securities of QC and its affiliates.

Book-Entry Only Securities

The Notes will be issued only in book-entry form through the facilities of the Depositary. The Notes will be represented by one or more Global Securities (“Global Securities”) and will be registered in the name of a nominee of the Depositary. Holders of the Notes may elect to hold interests in a Global Security through the Depositary, Clearstream Banking, societe anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among its Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of securities. The Depositary’s Direct Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Securities.

Purchases of Global Securities under the Depositary system must be made by or through Direct Participants, which will receive a credit for the Global Securities on the Depositary’s records. The beneficial interest of each actual purchaser of each Global Security (a “Beneficial Owner”) is in turn to be recorded on the records of the respective Direct Participant and Indirect Participant and Clearstream and Euroclear will credit on its book-entry registration and transfer system the number of Notes sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream or their respective nominee participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and the Depositary.

Payments of the principal of, premium, if any, and interest on the Notes represented by the Global Securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owners and holder of the Global Securities.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor any other nominee of the Depositary will consent or vote with respect to the Global Securities. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns the Depositary’s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal, premium, if any, and interest payments in respect of the Global Securities will be made to the Depositary or any other nominee as may be requested by an authorized representative of the Depositary. the Depositary’s practice is to credit Direct Participants’ accounts, upon the Depositary’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each such Direct or Indirect Participant and not that of the Depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Principal, premium, if any, and interest payments in respect of the Global Securities to the Depositary or other nominee requested by an authorized representative of the Depositary) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of the Depositary and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Security to those persons may be limited. In addition, because the Depositary can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Security to pledge that interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between the Depositary participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the Notes received by Clearstream or Euroclear as a result of a transaction with a the Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream customer or a Euroclear participant to a the Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have each agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among their participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

The Global Security may not be transferred except as a whole to another nominee of the Depositary or to a successor Depositary selected or approved by us or to a nominee of that successor Depositary. A Global Security is exchangeable for definitive notes in registered form in authorized denominations only if:

•	the Depositary notifies us that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within 90 days;

•	the Depositary ceases to be a clearing agency registered or in good standing under the Exchange Act or other applicable statute or regulation and a successor corporation is not appointed by us within 90 days; or

•	we, in our sole discretion, determine not to require that all of the Notes be represented by a Global Security.

The information in this section has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing regulations under the Code, published rulings and court decisions, all as currently in effect on the date hereof. These laws and interpretations are subject to change, possibly on a retroactive basis. No assurance can be given that the Internal Revenue Service (“IRS”) will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

Unless otherwise stated, this summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment) by holders that purchase Notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, certain financial institutions, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting, regulated investment companies, persons holding Notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated transaction for U.S. federal income tax purposes, persons holding Notes through a partnership or other pass-through entity or arrangement, U.S. holders whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents, persons that acquire their Notes in connection with employment or other performance of personal services, retirement plans (including individual retirement accounts and tax-deferred accounts), and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws or any U.S. federal tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a Note that is a partnership and any partners in such partnership should consult their own tax advisors.

Each holder is urged to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Notes in the light of its own particular circumstances. This summary of the material United States federal income tax considerations is for general information only and is not tax advice.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence test under Code Section 7701(b);

•	a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Optional Redemption

We may redeem some or all of the Notes at the redemption prices described in this prospectus supplement under the caption “Description of the Notes — Optional Redemption.” Under special rules governing these types of options, we will be deemed not to exercise these options to redeem the Notes, and the possibility of the receipt of redemption premium on the Notes will not affect the amount of income recognized by you in advance of your receipt of any such redemption premium.

Stated Interest on the Notes

Generally, stated interest on a Note will be includible in a U.S. holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with such holder’s regular method of tax accounting. It is anticipated that the Notes will be issued without original issue discount or, if issued at a discount from the principal amount of the Notes, with an amount of discount that is less than the statutory de minimis amount.

Sale, Exchange, Redemption or Retirement of a Note

Each U.S. holder generally will recognize capital gain or loss upon a sale, exchange, redemption, retirement or other taxable disposition of a Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a Note is attributable to the payment of accrued interest on the Note, which amount will be treated as a payment of interest) and (ii) the U.S. holder’s adjusted tax basis in the Note. The gain or loss will be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains of non-corporate holders may be eligible for reduced rates of taxation. The deductibility of capital losses by both corporate and non-corporate holders is subject to limitations. A U.S. holder’s adjusted basis in a Note generally will be the amount paid for the Note reduced by any principal payments received on the Note.

Recent Legislation — Unearned Income Medicare Contribution

Recently enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% Medicare tax on unearned income for taxable years beginning after December 31, 2012. This tax would apply to interest on and capital gains from the sale or other disposition of a Note. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on the ownership or disposition of a Note.

Information Reporting and Backup Withholding

Information reporting will generally apply to reportable payments, including interest and principal on a Note, to U.S. holders that are not exempt recipients (such as individuals). In addition, backup withholding will apply if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS.

The current backup withholding rate is 28%. That rate is scheduled to increase to 31% beginning January 1, 2013. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or as a credit against that holder’s U.S. federal income tax liability, provided the requisite procedures are followed. U.S. holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Information reporting and backup withholding will not apply with respect to payments made to “exempt recipients” (such as corporations and tax-exempt organizations) provided, if requested, their exemptions from backup withholding are properly established.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of a Note other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “non-U.S. holder”). Special rules may apply to you or your shareholders if you are a “controlled foreign corporation” or “passive foreign investment company.” You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

Payments of Interest on the Notes

Under the “portfolio interest” exemption, the 30% U.S. federal withholding tax that is generally imposed on interest from United States sources should not apply to any payment of principal or interest (including original issue discount) on the Notes, provided that:

•	you do not conduct a trade or business within the United States to which the interest is effectively connected;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of the Code and the U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the Code; and

•	you fully and properly execute an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or a qualified intermediary holding the Notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies that it has determined that you are not a U.S. person.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

We do not intend to withhold on payments of interest on the Notes if the above requirements are met.

If you cannot satisfy the requirements described above, interest payments made to you on the Notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of, or exemption from, withholding. Interest payments on the Notes that are effectively connected with your conduct of a trade or business within the United States are not subject to the 30% withholding tax, but instead are generally subject to United States federal income tax, on a net income basis, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States. Such forms are available on the IRS website at www.irs.gov. You may be required to update these forms periodically. Special procedures are provided under applicable U.S. Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ Notes in the ordinary course of their trade or business.

Except to the extent provided by an applicable income tax treaty, if you are engaged in a trade or business in the United States (and, if a tax treaty applies, you maintain a permanent establishment within the United States) and interest on the Notes is effectively connected with the conduct of that trade or business (and if a treaty applies, attributable to that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax described above) on such income on a net income basis in generally the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty), which is generally imposed on a foreign corporation on the actual and deemed repatriation from the United States of earnings and profits attributable to a United States trade or business.

Sale, Exchange, Redemption or Retirement of a Note

Any gain or income realized on the disposition of a Note generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with your conduct of a trade or business in the United States; or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporation, may also be subject to the 30% branch profits tax described above unless reduced or exempted by an applicable income tax treaty). Except to the extent provided by an applicable income tax treaty, if you are an individual present in the United States for 183 days or more in the taxable year and meet certain other conditions, then you will be subject to U.S. federal income tax at a rate of 30% on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the Notes) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Generally, if you are a non-U.S. holder we or our agent must report annually to you and to the IRS the amount of any payments of interest to you, your name and address, and the amount of tax withheld, if any. Copies of the information returns reporting those interest payments and amounts withheld may be available to the tax authorities in the country in which you reside under the provisions of any applicable income tax treaty or exchange of information agreement.

If you provide the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, identifying yourself and stating that you are not a United States person, you generally will not be subject to U.S. backup withholding with respect to interest payments (provided that neither our Company nor our agent knows or has reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Under current Treasury Regulations, payments on the sale, exchange, redemption or other taxable disposition of a note made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless you either certify your status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establish an exemption. The payment of the proceeds on the disposition of a note by you to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, the payment of proceeds on the disposition of a note to or through a non-U.S. office of a U.S. broker or a U.S. Related Person (as defined below) generally will be subject to information reporting (but not backup withholding) unless you certify your status as a non-U.S. holder under penalties of perjury or otherwise establish an exemption, or unless the broker has certain documentary evidence in its files as to your foreign status and has no actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

For this purpose, a “U.S. Related Person” is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified three-year period is derived from activities that are effectively connected with the conduct of a U.S. trade or business, (iii) a foreign partnership with certain connections to the United States, or (iv) a U.S. branch of a foreign bank or insurance company.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is timely furnished to the IRS. You should consult your own tax advisor as to the application of withholding and backup withholding in your particular circumstance and your qualification for obtaining an exemption from backup withholding and information reporting under current Treasury regulations.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has agreed, severally but not jointly, to purchase, the principal amount of Notes set forth opposite its name below:

Principal Amount of
Underwriter	Notes

Citigroup Global Markets Inc.	$270,750,000
J.P. Morgan Securities LLC	270,750,000
Deutsche Bank Securities Inc.	114,000,000
Mitsubishi UFJ Securities (USA), Inc.	114,000,000
SunTrust Robinson Humphrey, Inc.	114,000,000
BNY Mellon Capital Markets, LLC	16,625,000
Fifth Third Securities, Inc.	16,625,000
Mizuho Securities USA Inc.	16,625,000
U.S. Bancorp Investments, Inc.	16,625,000

Total	$950,000,000

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any of the Notes are purchased. The obligations of the underwriters, including their agreement to purchase the Notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions and to approval of legal matters by counsel.

We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The underwriters have advised us that they propose to offer the Notes directly to purchasers at the related price to public set forth on the cover page of this prospectus supplement and may offer the Notes to certain securities dealers at such price less a concession not in excess of 0.400% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 0.250% of the principal amount of the Notes. After the Notes are released for sale to the public, the price to public and other selling terms may from time to time be varied by the underwriters.

The following table shows the underwriting discount that we have agreed to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid by Qwest
Corporation

Per Note	0.650%

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $600,000.

There is presently no trading market for the Notes and there is no assurance that a market will develop since we do not intend to apply for listing of the Notes on any national securities exchange. Although they are under no obligation to do so, the underwriters presently intend to act as market makers for the Notes in the secondary trading market, but may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Notes for their own accounts. In addition, to cover overallotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering, if they repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time without notice.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The Notes are only available to, and any invitation, offer or agreement to subscribe for, purchase or otherwise acquire the Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Several of the underwriters have performed investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. In addition, certain underwriters or their affiliates may provide credit to us and our affiliates as lenders, including as lenders under CenturyLink’s $1.7 billion revolving credit facility. An affiliate of one of the underwriters, U.S. Bancorp Investments, Inc., is the trustee for the Notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to their clients that they acquire, long and/or short positions in such securities and instruments.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day will be required to specify alternative settlement arrangements to prevent a failed settlement, and should consult their own advisors.

EXPERTS

The consolidated financial statements of Qwest Corporation as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, and Margaret E. McCandless, our internal legal counsel, will pass on certain legal matters for us relating to the offering of the Notes. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will pass on certain legal matters for the underwriters.

PROSPECTUS

QWEST COMMUNICATIONS INTERNATIONAL INC.

QWEST CORPORATION

QWEST SERVICES CORPORATION, as Guarantor

QWEST CAPITAL FUNDING, INC., as Guarantor

Debt Securities
Preferred Stock
Common Stock
Purchase Contracts
Depositary Shares
Guarantees of Debt Securities
Warrants
Units

By this prospectus, QCII, QC, QSC and QCF may from time to time offer securities to the public. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest. Any QCII debt securities we issue under this prospectus may be guaranteed by QSC and/or QCF, direct wholly-owned subsidiaries of QCII.

QCII’s common stock is listed on the New York Stock Exchange under the ticker symbol “Q.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary are a criminal offense.

This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in the applicable prospectus supplement.

We will sell these securities directly, or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

The date of this prospectus is December 12, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that QCII, QC, QSC, and QCF filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this registration statement, we may sell any combination of the securities described in this prospectus from time to time, either separately or in units, in one or more offerings.

Each time we sell any securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement and any information incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

As used in this prospectus, unless the context otherwise requires or indicates:

•	“QCII” refers to Qwest Communications International Inc., a Delaware corporation;

•	“QC” refers to Qwest Corporation, a Colorado corporation, which is a direct subsidiary of QSC and an indirect subsidiary of QCII;

•	“QSC” refers to Qwest Services Corporation, a Colorado corporation, which is a direct subsidiary of QCII;

•	“QCF” refers to Qwest Capital Funding, Inc., a Colorado corporation, which is a direct subsidiary of QCII; and

•	“Qwest,” the “Company,” “we,” “us,” and “our” or similar terms refer to QCII and its consolidated subsidiaries, including QC, QSC and QCF.

WHERE YOU CAN FIND MORE INFORMATION

QCII files annual, quarterly and current reports, proxy statements and other information with the SEC. QC files annual, quarterly and current reports with the SEC. You may access and read QCII’s and QC’s SEC filings, including the complete registration statement and all exhibits to it, over the Internet at the SEC’s web site at http://www.sec.gov. This uniform resource locator is included in this prospectus as an inactive textual reference only. Unless specifically listed under “Incorporation By Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

You may read and copy any document QCII or QC files with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also request copies of the documents that QCII or QC files with the SEC by writing to the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room and copying charges.

QCII’s SEC filings are also available at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005. We also post QCII’s and QC’s SEC filings on our website at http://www.qwest.com. Our website address is included in this prospectus as an inactive textual reference only. Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to other documents that contain that information. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the information contained or incorporated by reference in this prospectus.

QCII (File No. 001-15577) filed the following documents with the SEC and incorporates them by reference into this prospectus:

•	the description of its common stock contained in its Form 8-A filed December 27, 1999, including any amendment or report filed for the purpose of updating this description;

•	its Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 12, 2008 (“QCII’s 2007 10-K”), which incorporates by reference certain portions of its proxy statement dated April 4, 2008;

•	its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 6, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 6, 2008, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on October 29, 2008 (“QCII’s 2008 10-Qs”); and

•	its Current Reports on Form 8-K filed January 28, 2008, February 12, 2008, February 26, 2008, April 4, 2008 (two filed on this date), May 6, 2008, July 29, 2008, August 20, 2008, and September 15, 2008.

QC (File No. 001-03040) filed the following documents with the SEC and incorporates them by reference into this prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 12, 2008 (“QC’s 2007 10-K”);

•	its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 6, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 6, 2008, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on October 30, 2008 (“QC’s 2008 10-Qs”); and

•	its Current Report on Form 8-K filed April 4, 2008.

All documents that QCII and QC file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC, including information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference.

We will provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents. You may request copies of these filings from us by mail at the following address: Corporate Secretary, Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202, or by telephone at the following telephone number: (303) 992-1400.

QSC and QCF are consolidated wholly owned subsidiaries of QCII. Under SEC rules, QSC and QCF are not required to file separate reports with the SEC, although certain consolidated financial information about QSC and QCF can be found in the footnotes to QCII’s financial statements.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements about our financial condition, results of operations and business. These statements include, among others:

•	statements concerning the benefits that we expect will result from our business activities and certain transactions we have completed, such as increased revenue, decreased expenses and avoided expenses and expenditures; and

•	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this prospectus or may be incorporated by reference to other documents we file with the SEC. You can find many of these statements by looking for words such as “may,” “would,” “could,” “should,” “plan,” “believes,” “expects,” “anticipates,” “estimates,” or similar expressions used in this prospectus or incorporated by reference in this prospectus.

These forward looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. Some of these risks are described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in QCII’s 2007 10-K, QCII’s 2008 10-Qs, QC’s 2007 10-K and QC’s 2008 10-Qs.

These risk factors should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Given these uncertainties, we caution investors not to unduly rely on our forward-looking statements. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Further, the information contained in this prospectus is a statement of our intention as of the date of this prospectus and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions as of such date. We may change our intentions, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

THE COMPANY

QCII provides voice, data, Internet and video services nationwide and globally. We continue to generate the majority of our revenue from services provided in the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We refer to this region as our local service area.

QC, among other things, operates the regulated local telephone business of its ultimate parent, QCII. Its operations generally account for the majority of Qwest’s consolidated revenue.

QSC is the direct corporate parent of QC and Qwest Communications Corporation, the entity through which Qwest conducts substantially all of its unregulated business.

QCF facilitates the obtaining of debt financing for Qwest’s affiliates.

Corporate Information

QCII, a Delaware corporation, was incorporated on February 18, 1997. QCII will be the issuer of the securities to be sold pursuant to this prospectus other than any debt securities issued by QC and any guarantees issued by QSC and QCF.

QC, a Colorado corporation, was incorporated on July 17, 1911. QC may be an issuer of debt securities to be sold pursuant to this prospectus. QSC is the direct corporate parent of QC.

QSC, a Colorado corporation, was incorporated on January 16, 1996. QSC may be the issuer of guarantees of QCII debt securities issued pursuant to this prospectus. QCII is the direct corporate parent of QSC.

QCF, a Colorado corporation, was incorporated on June 10, 1986. QCF may be the issuer of guarantees of QCII debt securities issued pursuant to this prospectus. QCII is the direct corporate parent of QCF.

The principal executive offices of QCII, QC, QSC and QCF are located at 1801 California Street, Denver, Colorado 80202, and their telephone number is (303) 992-1400.

The following chart illustrates the corporate structure of QCII and its consolidated subsidiaries, including the co-registrants. This chart is provided for illustrative purposes only and does not represent all legal entities of QCII and its consolidated subsidiaries.

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USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds we expect to receive from the sale of the securities will be used for general corporate purposes, which may include, among others, the following:

•	reduction or refinancing of existing debt;

•	making capital investments;

•	funding working capital requirements; and

•	funding possible acquisitions and investments.

Pending any specific application, net proceeds may initially be invested in short-term marketable securities or applied to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth QCII’s and QC’s consolidated ratio of earnings to fixed charges for the nine months ended September 30, 2008 and each of the five years ended December 31, 2007.

	Nine Months
	Ended	Year Ended December 31,
Ratio of Earnings to Fixed Charges(a)	September 30, 2008	2007	2006	2005		2004		2003

QCII	1.9	1.5	1.4	—	(b)	—	(b)	—	(b)
QC	4.4	4.6	3.7	3.3		3.7		3.7

(a)	“Earnings” for purposes of this ratio are unaudited and are computed by adding income (loss) before income taxes, discontinued operations, cumulative effect of changes in accounting principles and fixed charges (excluding capitalized interest). “Fixed charges” consist of interest (including capitalized interest) on indebtedness and an interest factor on rentals.

(b)	Earnings were inadequate to cover fixed charges by $759 million, $1,705 million and $1,837 million for the years ended December 31, 2005, 2004 and 2003, respectively.

LEGAL MATTERS

Certain legal matters on behalf of QCII, QC, QSC and QCF will be passed upon for us by Stephen E. Brilz, Esq. If legal matters in connection with offerings made by this prospectus are passed on by other counsel for us or by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Qwest Communications International Inc. and Qwest Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal controls over financial reporting of Qwest Communications International Inc. as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the consolidated financial statements of Qwest Communications International Inc. and Qwest Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, refer to the adoption of certain new accounting standards.

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$950,000,000

Qwest Corporation

6.75% Notes due 2021

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	J.P. Morgan

Deutsche Bank Securities	Mitsubishi UFJ Securities	SunTrust Robinson Humphrey

Co-Managers

BNY Mellon Capital Markets, LLC	Fifth Third Securities, Inc.

Mizuho Securities	US Bancorp

September 27, 2011